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EXHIBIT 21        SUBSIDIARIES OF REGISTRANT


North Fork Bank
North Fork Leasing Corp.
North Fork Capital Corp.
Compass Investment Services Corp.
North Interim
AcuData Service Corp.  (inactive)

                   SUBSIDIARIES OF NORTH FORK BANK

NFB Development Corp.
Cutchco Corp.
First Settlers Corp.
Howard Enterprises, Inc. (inactive)
Clare Elm Corp (inactive)
North Fork Information Services, Inc. (inactive)
North Fork Loan Service Corp. (inactive)
Long Island Mortgage Corp. (inactive)
Unifed Management Corp. (inactive)
CPS Service Corp. (inactive)




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